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                                                                     EXHIBIT 5.1

             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]


                                November 4, 1999


Health Care Property Investors, Inc.
4675 MacArthur Court
9th Floor
Newport Beach, California 92660


         Re: Health Care Property Investors, Inc., a Maryland corporation (the "Company") - Registration Statement on Form S-8, pertaining to up to 951,159 shares (the "Shares") of common stock, par value one dollar ($1.00) per share ("Common Stock"), of the Company to be issued upon the exercise of options and rights assumed by the Company and converted in the merger (the "Merger") of American Health Properties, Inc., a Delaware corporation ("AHP"), with and into the Company from options for common stock of AHP, par value $.01 (the "AHP Common Stock"), issued under the stock option plans of AHP (the "Options") to options for Common Stock (the "New Options").
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Ladies and Gentlemen:

         In connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

         We have acted as special Maryland corporate counsel for the Company in connection with the matters described herein. In our capacity as special Maryland corporate counsel to the Company, we have reviewed and are familiar with proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and delivery of the Shares, and for purposes of this opinion have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have relied upon certificates and advice from the officers of the Company upon which we believe we are justified in relying and on various certificates from, and documents recorded with, the State Department of Assessments and Taxation of Maryland (the "SDAT"), including Articles of Merger filed with the SDAT on November 4, 1999 and the charter of the Corporation (the "Charter"), consisting of Articles of Restatement filed with the SDAT on April 27, 1992, Articles Supplementary filed with the SDAT on September 25, 1997, September 3, 1998 and September 24, 1999. We have also examined the Second Amended and Restated Bylaws of the Company, the Agreement and Plan of Merger, dated as of August 4, 1999, between the Company and AHP (the "Merger Agreement") in the form attached as Annex A to the Registration Statement on Form S-4 (Registration No. 333-87963) filed by the Company with the Commission on or about September 28, 1999, and resolutions of the Board of Directors of the Company adopted on or before the date hereof and in full force and effect on the date hereof (the "Resolutions"); and such laws, records, documents, certificates, opinions and instruments as we deem necessary to render this opinion.



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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Health Care Property Investors, Inc.
November 4, 1999
Page 2


         We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so. In addition, we have assumed that none of the Shares will be issued or transferred to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law, or in violation of the provisions of Section 4 of Article V of the Charter entitled "Provisions for Defining, Limiting and Regulating Certain Powers of the Corporation and the Board of Directors and Stockholders." We have further assumed that all Options were validly issued and all New Options will be exercised in accordance with and subject to their terms, as modified by the Merger Agreement and the Resolutions.

         Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion as of the date hereof that, when such Shares are issued and delivered by the Company in exchange for the consideration therefor and pursuant to and in accordance with the Merger Agreement, the Charter, the Resolutions and the terms of the New Options, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and non-assessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Prospectus (which is part of the Registration Statement) entitled "Legal Matters."

         The opinions expressed herein are limited to the laws of the State of Maryland and we express no opinion concerning any laws other than the laws of the State of Maryland. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.


                                      Very truly yours,


                                      BALLARD SPAHR ANDREWS & INGERSOLL, LLP